UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MIDCAROLINA FINANCIAL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3101 South Church Street

Burlington, North Carolina 27215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of MidCarolina Financial Corporation will be held at the Best Western Burlington Inn located at 770 Huffman Mill Road, Burlington, North Carolina, at 10:00 a.m. EDT on Tuesday, May 25, 2010.

The purposes of the meeting are:

1.	Election of Directors: To elect five directors for terms of three years each;

2.	Ratification of Appointment of Independent Accountants: To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2010; and

3.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on March 31, 2010, which is the record date for the meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the five nominees for director named in the enclosed proxy statement and “FOR” ratification of the appointment of our independent accountants.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the proxy statement to vote your shares for you by signing and returning the enclosed proxy card, or following the instructions in the proxy statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or appoint the Proxies by Internet, you may still revoke your appointment later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and proxy card are being mailed to our shareholders on or about April 23, 2010.

By Order of the Board of Directors

Charles T. Canaday, Jr.
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

3101 South Church Street

Burlington, North Carolina 27215

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated April 23, 2010, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxies in the form of the enclosed proxy card for use at the 2010 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Best Western Burlington Inn located at 700 Huffman Mill Road, Burlington, North Carolina, at 10:00 a.m. EDT on Tuesday, May 25, 2010.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to MidCarolina Financial Corporation. Our banking subsidiary, MidCarolina Bank, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2010.

Copies of this proxy statement and our 2009 Annual Report on Form 10-K are available at:

www.midcarolinabank.com/proxy

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

●	elect five directors (see “Proposal 1: Election of Directors” on page 5);

●	ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2010 (see “Proposal 2: Ratification of Appointment of Independent Accountants” on page 31); and

●	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the five nominees for director named in this proxy statement and “FOR” ratification of the appointment of our independent accountants.

How You Can Vote at the Annual Meeting

Record Holders. If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways.

●	You can attend the Annual Meeting and vote in person.

●

You can sign and return the proxy card enclosed with this proxy statement to appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

●

You can appoint the Proxies to vote your shares for you by going to the Internet website www.midcarolinabank.com/proxy. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by Internet only until 5:00 p.m. EDT on May 24, 2010, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. Under North Carolina law, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.” Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that your shares are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name three of our directors (Charles T. Canaday, Jr., F. D. Hornaday III and John H. Love), or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card, or appoint the Proxies by Internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the five nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this proxy statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Vote

Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to revoke the authority or change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

●

you can sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or

●

if you appointed the Proxies by Internet, you can go to the same Internet website (www.midcarolinabank.com/proxy), before 5:00 p.m. EDT on May 24, 2010 (the day before the Annual Meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

●	you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or Internet appointment; or

●

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or Internet appointment.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards and Internet appointments for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. We have retained the services of Morrow & Co., LLC to assist us in the proxy solicitation process. Morrow & Co., LLC will consult with us regarding the planning and execution of our solicitation of proxy cards, coordinate with brokers, banks and other intermediaries regarding the voting of shares they hold in street name, and assist with the tabulation of proxy card and broker voting. We expect to pay them $5,000, plus their expenses, for their assistance. At our option, Morrow & Co., LLC also will communicate directly with our shareholders to solicit proxy cards and to request that beneficial holders of our stock held in street name provide voting instructions to their brokers. If we authorize Morrow & Co. LLC to do that, we will pay them $5.50 per shareholder solicited. In addition, the Bank’s and our directors, officers and employees may solicit proxy cards from our shareholders, personally or by telephone or other methods of communication, but they will receive no compensation from us for doing so.

In connection with the solicitation of proxy cards and Internet appointments for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 31, 2010, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 4,927,828 shares of our common stock which were outstanding on the Record Date. You must have been a record holder of our stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock entitled to be voted at the meeting. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a “non-routine” matter (such as the election of directors) because you have not given the broker voting instructions on the matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share that you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the five nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Bylaws provide that our Board of Directors:

●	consists of not less than five nor more than 20 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

●

is divided into three classes and directors are elected to staggered three-year terms, and that each year the terms of the directors in one class expire and directors in that class are elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees

Our Board of Directors has set our number of directors at fifteen for the year following the Annual Meeting. At the Annual Meeting, the terms of five of our current directors will expire, and, based on the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated those five directors for re-election to new three-year terms. The following paragraphs include information about each nominee, including a description of his or her principal occupation and business experience, and the qualifications, attributes, skills and other factors that led our Board to conclude that each nominee should serve or continue to serve as a director.

James R. Copland III, age 69, serves as our Chairman. He first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His principal occupation is his service as the Chairman of Copland Industries, Inc. and Copland Fabrics, Inc. Mr. Copland is a Burlington native and holds a degree in Business Administration from the University of North Carolina at Chapel Hill. He gained experience as a bank director through his service on the board of directors of Northwestern Bank for 23 years and as a founding director of FirstSouth Bank, a locally-owned community bank in Burlington from 1988 to 1996. Mr. Copland also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay abreast of emerging trends in the banking industry. Mr. Copland’s financial background and level of knowledge and experience in the banking industry, along with his dedication to create long-term shareholder value, are attributes that our Board believes qualify him to lead us and effectively oversee our and the Bank’s business. For these reasons, our Board believes Mr. Copland should continue to serve as our director.

John (Tony) A. Holt, Sr., age 47, first became our director in 2007. His principal occupation is President, Chief Financial Officer and partner, of DynaYarn USA, LLC, a yarn manufacturing business. Mr. Holt is a lifelong Burlington resident and earned a degree in Economics from Davidson College in 1985 before joining the U.S. Navy where he served as a lieutenant. Following his service in the Navy, Mr. Holt earned a Master of Business Administration and Juris Doctor from the University of North Carolina at Chapel Hill. Mr. Holt also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay abreast of emerging trends in the banking industry. As President and Chief Financial Officer of DynaYarn, he has acquired knowledge and experience regarding financial, accounting and risk management issues which benefit him in his role as our director and assist him in effectively supervising our and the Bank’s business. For these reasons, our Board believes Mr. Holt should continue to serve as our director.

John K. Roberts, age 61, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His principal occupations are his roles as Chief Executive Officer and owner of Eagle Affiliates Inc., a real estate consulting and management firm, and as Chief Executive officer of Lake Area Development, Inc., a real estate development business. A longtime Burlington resident, Mr. Roberts received a bachelor’s degree from the University of North Carolina at Chapel Hill and a Master of Business Administration from the University of Virginia with an emphasis in finance. Previously, Mr. Roberts served as the Chief Executive Officer of Final Frontier, Inc., a closet organization system design and installation company, from 2003 to 2006. His business experience also includes serving as an analyst for Holiday Inn, where he specialized in budgeting, investor relations and mergers and acquisitions. Mr. Roberts has also served as owner and operator of several entrepreneurial companies including 22 years as franchisee of Wendy’s International, Inc. He has served as trustee on the Wendy’s National Advisory Board and also served, over a 19 year period, as Executive Board member, President and Treasurer of the Old North State Council of the Boy Scouts of America. As chairman of the bank’s Audit Committee, Mr. Roberts plays a major role in identifying and managing risk. Mr. Roberts also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay informed of emerging trends in the banking industry. Our Board believes that Mr. Roberts’ familiarity with our internal controls and knowledge of examination and reporting procedures, along with his business background, qualify him to serve as our director and enable him to effectively supervise our and the Bank’s affairs. For these reasons, our Board believes Mr. Roberts should continue to serve as our director.

Robert A. Ward, age 69, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. He is now retired from full-time employment, and previously served as Executive Vice President and Chief Financial Officer of Unifi, Inc., a textile company listed on the NYSE, from 1971 to 2005, where his duties included significant responsibility in the areas of accounting and risk management oversight, shareholder relations, SEC and NYSE compliance, foreign exchange matters, international operations, employee benefits and general corporate administration. A longtime Burlington resident, he received a bachelor of science degree from East Carolina University in 1962 and became a Certified Public Accountant in 1964. Mr. Ward has served as Chairman of the Board of Trustees of East Carolina University, a member of the Board of Trustees of Elon University, on a local advisory board for Nations Bank, and as president of the Carolinas chapter of the Financial Executives Institute. Our Board believes that these experiences and attributes enable him to effectively supervise our business and qualify him to serve as our and the Bank’s director and as chairman of the Compensation Committee. For these reasons, our Board believes Mr. Ward should continue to serve as our director.

George C. Waldrep Jr., age 70, first became our director in 2008. He is retired from full-time employment, and formerly served as Group Vice President of Burlington Industries, Inc., a textile business. A longtime resident of Guilford County, he also chairs our Greensboro local advisory board. Mr. Waldrep received a bachelor of science degree in Textile Management from Clemson University and was employed as Executive Vice President of manufacturing at Burlington Industries Inc. for 38 years. Mr. Waldrep also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay abreast of emerging trends in the banking industry. His depth and breadth of knowledge in corporate management and the textile industry, in addition to his thorough knowledge of the Guilford County market, are attributes that our Board believes enable him to effectively oversee our business and qualify him to serve as our and the Bank’s director. For these reasons, our Board believes Mr. Waldrep should continue to serve as our director.

Our Board of Directors recommends that you vote “FOR” each of the five nominees named above. The five nominees receiving the highest numbers of votes will be elected.

Incumbent Directors

The following paragraphs include information about each of our other ten current directors whose terms of office will continue after the Annual Meeting, including a description of his or her principal occupations, business experience, and the qualifications, attributes, skills and other factors that led our Board to conclude that each should serve as our director are described below.

Dexter R. Barbee, age 70, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His term of office expires in 2012. Mr. Barbee is a lifelong Burlington resident and a graduate of Elon University with a double major in Biology and Chemistry. His principal occupations are his roles as (i) Chairman of Barbee Holdings, Inc., a real estate investment company, where he has served as Chairman since 2005 and as President from 2005 to 2009; (ii) manager and owner of Barbee Properties LLC, a property management company where he has served since 2005; (iii) Chief Executive Officer of DGT Properties, LLC, a real estate investment company where he has served since 2010; and (iv) Vice President and Treasurer of Liquest Labs, LLC, a commercial fluid valve control manufacturer, where he has served since 2009. Previously, Mr. Barbee served as Sales Agent at Mount Vernon Mills, Inc. from 2008 to 2010, as Chairman of CPC Chemical Holdings from 2005 to 2008, and as founder and Chairman of Apollo Chemical Corp. from 1968 to 2005, all of which were textile chemical production companies. Mr. Barbee managed all phases of Apollo Chemical’s growth from its founding in 1968 through 2008, when it had reached $38 million dollars in assets. Mr. Barbee has acquired companies, merged companies, and sold his ownership in Apollo Chemical in 2008, and he continues to handle the major accounts on behalf of Apollo’s new owner. Mr. Barbee also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay informed of issues facing the banking industry. Mr. Barbee has demonstrated the ability to handle sales growth, improve profitability, purchase, sell and combine companies, and effectively lead a corporation, and our Board believes that these skills and experiences enable him to effectively supervise our and the Bank’s business.

H. Thomas Bobo, age 65, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His term of office expires in 2011. His principal occupation is Chairman and owner of Fairystone Fabrics, Inc., a textile manufacturing company, where he has served since 1973. Mr. Bobo attended Duke University and the University of North Carolina at Chapel Hill. His previous banking experience includes five years as Assistant Vice President with First Citizens Bank. Mr. Bobo also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay abreast of emerging trends in the banking industry. Our Board believes that Mr. Bobo’s 35 years of experience in the textile manufacturing industry, and knowledge of corporate risk management, along with his financial background, enable him to effectively lead us and qualify him to serve as our and the Bank’s director.

Charles T. Canaday, Jr., age 48, first became our and the Bank’s director and Chief Executive Officer in 2007. His term of office as director expires in 2012. He previously served as our and the Bank’s Chief Operating Officer and Executive Vice President from 2004 until 2007 and as the Bank’s Vice President and Senior Commercial Lender from 2000 until 2004. He has a total of 26 years of banking experience. A native of Myrtle Beach, South Carolina, Mr. Canaday received a degree in Business Administration from Coastal Carolina University in 1983 and entered into the management training program with BB&T in that year. He served as Senior Vice President and Senior Commercial Lender for 8 years with FirstSouth Bank in Burlington, N.C. He has completed continuing education programs including RMA Commercial Lending Analysis and the North Carolina School of Banking Advanced Management Course to stay abreast of emerging trends in the banking industry. As our director, he has attended the North Carolina Bankers Association’s Directors Assembly and the North Carolina Commissioner of Banks’ Advanced Directors’ College. Mr. Canaday’s knowledge of our local business environment is extensive, and he has been a leader in a number of local organizations including past President of the Alamance County Chamber of Commerce, past President of the Salvation Army, member of Boys and Girls Club advisory board, past President of Alamance Business Club, and has been involved in the Alamance Community College Foundation, United Way and similar organizations. Our Board believes that these factors, in addition to Mr. Canaday’s knowledge of our business, the local banking market and his extensive local relationships developed over 22 years, qualify him to serve as our and the Bank’s director.

Thomas E. Chandler, age 74, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His term of office expires in 2012. His principal occupation is his role as Chairman of Chandler Concrete Co., Inc. A longtime Burlington resident, Mr. Chandler received a degree in Economics from Lynchburg College in Lynchburg, Virginia. His previous banking experience includes seven years as Assistant Vice President with Wachovia Bank and service as a member of BB&T’s Burlington advisory board. Mr. Chandler also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities. Our Board believes that Mr. Chandler’s business experience in the construction industry, and his knowledge in the various markets the Bank serves, along with his financial background and knowledge of key areas affecting the Bank’s performance, such as asset quality, liquidity position and risk management, are attributes that qualify him to serve as our and the Bank’s director and as chairman of the Bank’s Loan Committee.

James B. Crouch, Jr., age 61, served as a founding director of the Bank beginning in 1997, and as our director beginning when we were formed as the Bank’s holding company in 2002, until 2003. He returned to our and the Bank’s Boards in 2008. His term of office expires in 2012. His principal occupation is Vice President of Harris, Crouch, Long, Scott & Miller, Inc., an insurance brokerage firm dealing in estate planning and executive benefits. Mr. Crouch grew up in Burlington, North Carolina and received his bachelors degree from the University of North Carolina at Chapel Hill in 1971. His prior financial background includes eight years of serving as a founding director of FirstSouth Bank, a locally-owned community bank located in Burlington from 1988 to 1996. His knowledge and experience in the sales and marketing of insurance products qualifies him to assist MidCarolina in developing marketing strategies in its banking products and services and, along with his other skills and experience, enable him to effectively supervise our and the Bank’s business.

F.D. Hornaday, III, age 60, serves as our Vice Chairman and first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His term of office expires in 2011. His principal occupation is President and Chief Executive Officer of Knit Wear Fabrics, Inc., a circular knit manufacturer. A lifelong Burlington resident, Mr. Hornaday received a degree in Industrial Relations from the University of North Carolina at Chapel Hill in 1971 and began his career in textiles the following year. He is currently a Board member of the Trust Company of the South, North Carolina’s oldest non-depository trust company, and he also serves as the current Chairman of the Alamance Regional Medical Center Board overseeing the management of the hospital’s strategic, business and regulatory environment. Mr. Hornaday also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay abreast of emerging trends in the banking industry. Our Board believes that Mr. Hornaday’s level of knowledge and experience in the textile industry, along with his leadership of our local hospital board, are attributes that benefit him as a director and assist him in effectively supervising our and the Bank’s business.

Teena M. Koury, age 52, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. Her current term of office expires in 2011. Her principal occupation is co-owner of Carolina Hosiery Mills, Inc., textile manufacturing company, and Alamance Industrial Park, Inc., a real estate holding company. A lifelong Burlington resident, Ms. Koury received a degree in Business Administration from Queens

College. She currently serves as Vice Chair of the North Carolina Wildlife Habitat Foundation and the Burlington/Alamance County YMCA Board. She has 30 years experience, at an executive level, dealing with daily operating business decisions in her family-owned company. She also has significant knowledge of the commercial real estate market and lends valuable insight into real estate issues presented to the Bank. Our Board believes that her experience as a valued business operator in the community strengthens our role in the community and, along with her other skills and experience, assists her in effectively supervising our and the Bank’s business.

John H. Love, age 50, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His current term of office expires in 2011. His principal occupation is President of W. E. Love & Associates, Inc., an insurance brokerage firm. A Burlington native, Mr. Love received a degree in Business Administration from the University of South Carolina in 1982 and began working in his family’s business, where he remains today. Mr. Love also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay informed of emerging trends in the banking industry. Our Board believes that his background in overall risk evaluation and statistical analysis of risk aid him as our director, and his experience dealing with multiple regulatory agencies in his own profession yield him insight into the regulatory issues facing us and the Bank.

Dr. James B. Powell, age 71, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His current term of office expires in 2011. He is retired from full-time employment, and was previously employed as manager of Allemanni, LLC, a personal investment company, from 2000 through 2009, and as owner and laboratory director at Paladin Laboratories, a clinical laboratory, from 2005 to 2007. A Burlington native, Dr. Powell was educated at Virginia Military Institute and graduated from Duke University Medical School in 1964. He served as President and Chief Executive Officer from 1969 to 1996, and as a director from 1995 to 2004, of Laboratory Corp of America, a publicly-traded, multi-national laboratory testing service. He has served as director on numerous boards including FirstSouth Bank, a locally-owned community bank located in Burlington from 1988 until 1996, as well as the North Carolina Trust Company, Duke University Medical Center, Elon University and the Alamance Foundation. Our Board believes that Dr. Powell’s level of knowledge and past business experience uniquely qualify him to serve as our and the Bank’s director and effectively supervise our and the Bank’s business.

James H. Smith, Jr., age 54, first became our director in 2002 in connection with our organization as the Bank’s holding company, and has served as a founding director of the Bank since 1997. His principal occupations are Chairman and President of Villane Inc., a real estate development and investment management firm, and Chairman of The Trust Company of the South, an investment management and trust company. A Burlington native, he received a degree in Business Administration from the University of North Carolina at Chapel Hill and a master’s degree in Finance from the University of Arizona. Mr. Smith also demonstrates a commitment to continuing to increase his knowledge and skills by regularly participating in director continuing education opportunities in order to stay abreast of emerging trends in the banking industry. His strong financial background, as well as his risk analysis skills, are often effectively brought to bear on issues facing us and the Bank. For these reasons, our Board believes Mr. Smith can effectively serve as our and the Bank’s director.

CORPORATE GOVERNANCE

Our Board of Directors adopted Corporate Governance Guidelines during March 2010 that describe principles and practices that our Board will follow in carrying out its responsibilities. Together with our Bylaws, the Guidelines establish various processes related to the structure and leadership of our Board and the governance of our corporation, including certain of the matters described below.

Director Independence

Determination of Independent Directors. Each year, our Board of Directors reviews transactions, relationships and other arrangements involving our directors and determines which directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The Board has directed the Nominating and Corporate Governance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment.

The following table lists our current directors, persons who served as directors during 2009, and all nominees for election as directors at the Annual Meeting, who our Board believes were, during their terms of office, and will be, if elected, “independent” directors under Nasdaq’s criteria.

Dexter R. Barbee, Sr.	John Anthony Holt, Sr.	James B. Powell
H. Thomas Bobo	F. D. Hornaday III	John K. Roberts
Thomas E. Chandler	Teena M. Koury	James H. Smith, Jr.
James R. Copland III	John H. Love	George C. Waldrep, Jr.
James B. Crouch, Jr.		Robert A. Ward

In addition to the specific Nasdaq criteria, in assessing the independence of our directors the Committee and the Board consider whether they believe any other transactions, relationships, arrangements or other factors could impair a director’s ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Committee and the Board included: (1) the Bank’s lending relationships with each of the listed directors; and (2) Mr. Crouch’s wife’s part-time employment with the Bank as an on-call teller. The Board concluded that Mr. Crouch is independent under Nasdaq’s criteria, but that he would not be appointed as a member of our Audit Committee.

Executive Sessions of Independent Directors. Our independent directors meet separately, in executive session, without management or non-independent directors being present, at least quarterly in conjunction with meetings of our Board, and, at their discretion, they may hold separate meetings other than in conjunction with Board meetings. During 2009, our independent directors met 12 times in executive session.

Lead Independent Director. Under our Corporate Governance Guidelines, if the Chairman elected by our Board is not an independent director, then our independent directors will designate a separate “Lead Independent Director.” Even if the Chairman is an independent director, our independent directors still may, at their option, designate a Lead Independent Director. Under the Guidelines, the duties of our Lead Independent Director include:

●	convene and preside at executive sessions or separate meetings of the independent directors as necessary or appropriate;

●	serve as the liaison between the independent directors and the Chairman and our management;

●	consult with the Chairman regarding decisions reached, and suggestions made, at separate meetings or executive sessions of independent directors;

●	consult with the Chairman regarding the schedule, agenda, and information for Board meetings;

●	consult with the Chairman with respect to the selection of consultants who may report directly to the Board;

●	consult with the Chairman and management as to the quality, quantity and timeliness of information provided to the Board by management; and

●	have such additional duties and authority as the Board may from time to time determine.

A special meeting of the Board will be called at the Lead Independent Director’s request. Also, while our Chairman sets the agenda for each Board meeting, a matter will be placed on the agenda for any regular or special Board meeting at the Lead Independent Director’s request.

Our current Chairman is an independent director, but our independent directors have chosen to elect a separate Lead Independent Director. John H. Love currently serves as our Lead Independent Director.

Board Leadership Structure

Our Board annually elects a Chairman whose duties are described in our Bylaws, and the Board performs its oversight role through various committees which are appointed by the Board based on the recommendation of its independent Nominating and Corporate Governance Committee and which may be established as separate committees of our Board or as joint committees of our and the Bank’s Boards. Our current Chairman is an independent director. However, the Board may select any of its members as its Chairman, and it has no policy as to whether the Chairman may be an officer or must be a non-employee or independent director.

The Board recognizes that, if it were to elect an officer as Chairman, management would have more control over the Board and its processes, and that could diminish the effectiveness of our independent directors and their ability to influence our policies and decisions of our Board. As a result, under our Corporate Governance Guidelines, if the Chairman elected by our Board is not an independent director, then each year our independent directors will elect a separate “Lead Independent Director.”

Additionally, as described below under the heading “Committees of our Board,” all matters pertaining to executive compensation and the selection of nominees for election as directors are subject to the review and recommendation of Board committees made up of independent directors, and our Corporate Governance Guidelines provide that:

●

all outside directors have full access to any member of management and to our and the Bank’s independent auditors and internal auditors for the purpose of understanding issues relating to our business;

●	our management will arrange for our outside advisors to be made available for discussions with the Board, a Board committee, our independent directors as a group, or individual directors; and

●

the Board, each Board committee, and our independent directors as a group, in each case by a majority vote, have the authority to retain independent advisors from time to time, at our expense, and separate and apart from our regular advisors.

Our Board believes that the provisions described above provide for a leadership structure that is appropriate for a company our size, without regard to whether our Chairman is an independent director.

Board’s Role in Risk Management

Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess how well we do that. As a result, our Board is actively involved in overseeing our risk management function.

Our Board administers its oversight function primarily through a number of committees which may be established as separate or joint committees of our and/or the Bank’s Boards. Those committees include our Audit Committee, Loan Committee and Investment Committee.

Our Audit Committee is charged with overseeing the assessment and management of risks associated with the preparation of financial statements and our internal controls related to those financial statements. The Committee engages independent auditors and third-party internal auditors, who report directly to the Committee, to review controls implemented by management for purposes of preparing our financial statements and safeguarding our assets.

Our Loan Committee is responsible for the oversight of assessing risks associated with the quality, credit and interest rate risks of the Bank’s loan portfolio.

Our Investment Committee oversees the assessment of risks associated with the quality, credit and interest rate risks of our and the Bank’s securities portfolio and the bank-owned life insurance policies. The Investment Committee is also responsible for the oversight of the Bank’s asset/liability management function.

In addition, our management has two committees which administer risk analysis and report directly to our Board. The Asset/Liability Committee meets monthly to review and monitor our performance and interest rate risk, including comparing our risk to our earnings, our liquidity and our economic performance. The Information Technology Committee is charged with assessing risks associated with maintaining the integrity of our information and data processing systems, telecommunications, network operating systems and related technology. The Information Technology Committee is composed of four employees, including our Chief Executive Officer and Chief Financial Officer, and one of our directors.

The Bank has a Chief Risk Officer who oversees risks relating to Bank Secrecy Act, Anti-Money Laundering Act, Customer Identification Program, and Red Flag regulation compliance. In addition, she oversees the assessment of risk associated with the physical security of our branches and personnel, vendors, business continuity and disaster recovery, data security, and liability and casualty insurance. Our Chief Risk Officer reports directly to our and the Bank’s Boards regarding these matters.

We believe the Board’s involvement in risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe that affects our Board’s leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management as well as its other oversight functions.

Attendance by Directors at Meetings

Board of Directors Meetings. Our Board of Directors met 13 times during 2009. Each of our current directors attended at least 75% of the aggregate number of those meetings and meetings of any committees on which he or she served.

Annual Meetings. Attendance by our directors at Annual Meetings of our shareholders gives our directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend our Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are expected to attend each Annual Meeting whenever possible. All of our directors then in office attended our last Annual Meeting which was held during June 2009.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Board of Directors at:

MidCarolina Financial Corporation
Attention: Board of Directors
3101 South Church Street
Burlington, North Carolina 27215

You also may send communications by email to directors@midcarolinabank.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications that he considers to be unrelated to our or the Bank’s business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction will be forwarded to the department or division most closely associated with the subject of the communication and, if appropriate, to the Chairman of our Audit Committee.

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics which applies to our directors and executive officers, including our senior financial officers, and, among other things, is intended to promote:

●	honest and ethical conduct;

●	the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

●	compliance with applicable governmental laws, rules and regulations;

●	the internal reporting of violations of the code to an appropriate person; and

●	accountability for adherence to the code.

A copy of the Code is posted on our Internet website at www.midcarolinabank.com.

COMMITTEES OF OUR BOARD

General

Among other committees, our and the Bank’s Boards of Directors have three independent, standing committees that assist the Boards in oversight and governance matters. They are the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each Committee operates under a written charter approved by our Board that sets out its composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those Committees are posted on the Bank’s Internet website at www.midcarolinabank.com. The Boards also have an Executive Committee, of which all members are independent directors. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit	Nominating and Corporate Governance	Compensation	Executive
John K. Roberts - Chairman	John H. Love - Chairman	Robert A. Ward - Chairman	James R. Copland III - Chairman
John Anthony Holt, Sr.	Dexter R. Barbee, Sr.	Dexter Barbee, Sr. -	F. D. Hornaday III
F. D. Hornaday III	Thomas E. Chandler	Vice Chairman	Thomas E. Chandler
John H. Love	James B. Crouch, Jr.	Thomas E. Chandler	John H. Love
James H. Smith, Jr.	Teena M. Koury	F. D. Hornaday III	John K. Roberts
	John K. Roberts	John H. Love	Robert A. Ward
	Robert A. Ward	John K. Roberts
James H. Smith, Jr.

Audit Committee

Function. Our Audit Committee is a joint committee of our and the Bank’s Boards of Directors. Under its charter, the Committee is responsible for:

●	appointing our independent accountants and approving their fees and the terms of their engagement;

●	approving services proposed to be provided by the independent accountants; and

●	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), financial reports we file under the Securities and Exchange Act of 1934, as well as reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. The Committee met four times during 2009.

Audit Committee Financial Expert. John K. Roberts, the Audit Committee Chairman, previously served as a financial analyst for a Fortune 500 company where his responsibilities included the review and analysis of financial statements of that company and of potential acquisition targets. Based on that prior experience, our Board of Directors believes that Mr. Roberts is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2009, the Committee has:

●	reviewed our audited consolidated financial statements for 2009 and discussed them with management;

●	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

●	received written disclosures and a letter from our independent accountants required by independence standards of the PCAOB (PCAOB Rule 3526); and

●	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2009 are named below.

The Audit Committee:

John Anthony Holt, Sr.        F. D. Hornaday III        John H. Love        John K. Roberts        James H. Smith, Jr.

Nominating and Corporate Governance Committee

Function. Our Nominating and Corporate Governance Committee is a committee of our Board. Under its charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointments to fill vacancies on the Board. As described above under the caption “Director Independence,” the Board has directed the Committee to assess and monitor each outside director’s independence and report its findings to the Board. Additionally, as described below under the heading “Transactions with Related Persons,” the Board has directed the Committee to review and approve certain transactions, arrangements or relationships with the Bank in which one of our related persons has a material interest. The Committee met twice during 2009.

The Committee’s charter and our Corporate Governance Guidelines provide for it annually to recommend individuals who have the qualities expected of all directors, including personal and professional integrity, sound judgment, business acumen, and the time, ability and commitment to make a constructive and meaningful contribution to the Board, and who with other members of the Board will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. The Board makes all final decisions regarding nominations. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management, other directors and our shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominating and Corporate Governance Committee
MidCarolina Financial Corporation
Attention: Corporate Secretary
3101 South Church Street
Burlington, North Carolina 27215

Each recommendation should be accompanied by the following:

●

the full name, address and telephone number of the person making the recommendation, a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

●

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

●

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

●	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

●

information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies;

●

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the Securities and Exchange Commission’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past ten years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee considers the overall composition of the Board in light of our current and future needs and the performance of our existing directors, and will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) the candidates’ business, professional, personal and educational background and experience; (2) community leadership; (3) independence; (4) potential contributions to the Board that are unusual or unique; (5) knowledge of our company and the Bank and our respective operations; (6) personal financial interest in our and the Bank’s long-term growth, stability and success; (7) the performance and past and future contributions of our current directors, and the value of continuity and prior Board experience; (8) the existence of one or more vacancies on the Board; (9) the need for a director possessing particular attributes or particular experience or expertise; (10) the role of directors in the Bank’s business development activities; (11) diversity; and (12) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Committee and our Board recognize the benefits derived from a Board composed of individuals who bring different attributes, experiences, and perspectives to the Board’s deliberations. However, they do not consider diversity for the sake of diversity to be a basis for the nomination, election or appointment of a director, and they have not adopted any written or mandatory diversity policy or criteria that is applicable to the director nominations process. In evaluating and selecting prospective nominees, diversity is one of the multiple factors considered by the Committee and the Board. For these purposes, they consider diversity to encompass a variety of characteristics of candidates, including, by way of example, business and professional experience, academic background, geographic location within our banking markets, gender and race.

The Nominating and Corporate Governance Committee recommended to our Board of Directors that our five incumbent directors whose terms are expiring be nominated for re-election at the Annual meeting for new terms.

Compensation Committee

Function. Our Compensation Committee is a joint committee of the Bank’s and our Boards of Directors. The Committee met five times during 2009.

Under its charter, and in addition to other duties that may be assigned to it from time to time by the Boards, the Committee makes recommendations to the Boards regarding:

●

the cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer, other executive officers and senior management, and policies on employment agreements, severance agreements and change in control agreements with those persons; and

●	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation is or will be paid or provided to those persons.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. The Committee may conduct investigations and request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In matters related to the compensation of executive officers other than our

President and Chief Executive Officer, the Committee considers information provided by our President and Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Bank’s expense, and on terms (including fees) that it approves. However, it did not use an outside consultant during 2009.

Executive Committee

Under North Carolina banking laws, the Bank’s Board is required to appoint an executive committee with such duties and powers as are provided for in the Bank’s Bylaws or in applicable banking regulations. Our Executive Committee is a joint committee of our and the Bank’s Boards of Directors. Under our and the Bank’s Bylaws, and subject to limitations imposed under North Carolina law or by the Boards, the Committee is authorized to exercise all the powers of the Boards in the management of our and the Bank’s affairs when the Boards are not in session. North Carolina banking laws require that the Executive Committee meet as often as the Bank’s Board shall require, but that the Committee must meet at least once during any month in which the Board does not meet. Because the Bank’s Board met each month, the Executive Committee did not meet during 2009.

EXECUTIVE OFFICERS

We consider the Bank’s and our officers who are listed below to be our executive officers.

Charles T. Canaday, Jr., age 48, serves as our and the Bank’s President and Chief Executive Officer. He previously served as our and the Bank’s Chief Operating Officer and Executive Vice President from 2004 until 2007 and as the Bank’s Vice President and Senior Commercial Lender from 2000 until 2004. He has a total of 26 years of banking experience.

Christopher B. Redcay, age 57, has served as our and the Bank’s Chief Financial Officer and Treasurer since 2003, Senior Vice President since 2004 and Corporate Secretary since 2006. He has a total of 26 years of banking experience.

R. Craig Patterson, age 48, has served as our Chief Credit Officer and Senior Vice President since 2004 and as the Bank’s Chief Credit Officer and Senior Vice President since its inception in 1997. He has a total of 22 years of banking experience.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and other compensation paid or provided to or deferred by our named executive officers for 2009, 2008 and 2007. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. Each of the named officers is employed under an employment agreement as described below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (2)	Bonus (3)	Option Awards (4)	Change in Pension Value (5)	All Other Compensation (6)	Total

Charles T. Canaday, Jr. (1) President and Chief Executive Officer	2009	$230,000	$ -0-	$28,660	$19,066	$17,585	$295,311
	2008	230,000	65,000	-0-	17,869	22,593	335,462
	2007	186,415	85,000	-0-	16,747	19,703	307,865

Christopher B. Redcay Senior Vice President and Chief Financial Officer	2009	151,200	-0-	7,165	48,685	10,464	217,514
	2008	148,400	45,000	-0-	45,629	13,231	252,260
	2007	140,000	50,000	-0-	42,765	13,142	245,907

R. Craig Patterson Senior Vice President and Chief Credit Officer	2009	143,000	-0-	7,165	18,642	6,486	175,293
	2008	139,750	45,000	-0-	17,471	8,952	211,173
	2007	130,000	65,000	-0-	16,375	8,333	219,708

(1)	Mr. Canaday is a member of our and the Bank’s Boards of Directors, but he receives no additional compensation for his service as a director.
(2)	Includes amounts deferred at each officer’s election under our Section 401(k) plan.
(3)	Represents discretionary bonuses approved by our Compensation Committee and Board and paid for each year.
(4)	Reflects the aggregate grant date fair value, as computed under FASB ASC Topic 178, of stock options granted to each officer during each year. A discussion of material assumptions made in our valuation of outstanding stock options is contained in Notes B and L to our consolidated financial statements.
(5)	Reflects the increase during each year in the present value of each officer’s future benefits under their Salary Continuation Agreements described below under the caption “Retirement Benefits.”
(6)	The following table describes each officer’s “Other Compensation” for 2009.

Description	Mr. Canaday	Mr. Redcay	Mr. Patterson

The Bank’s matching contributions for the officers’ accounts under our Section 401(k) plan	$6,900	$4,536	$4290

Automobile expense allowance paid in cash	4,800	1,800	-

Club dues paid by the Bank	3,672	-	-

Cell Phone Reimbursement	1,620	1,620	1,620

Value officers are treated as receiving related to death benefit under split-dollar insurance policies (a)	626	2,734	609

(a)	As described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control - Life Insurance Benefits,” the named officers are covered by split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums in prior years. No premiums were paid on those policies during 2009, and no premiums on those policies are included in the table.

We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees, and the cost of that insurance is not included in the table.

Employment Agreements

Our three officers named in the Summary Compensation Table above are employed by the Bank under Employment Agreements entered into during May 2008. Mr. Canaday’s agreement provides for:

●	an initial “rolling term” of three years that, at the end of each year, is extended by one additional year unless either the Bank or Mr. Canaday gives notice that the agreement will not be extended;

●	annual base salary (originally $230,000) which is subject to review and periodic increase by the Bank’s Board;

●	payment of monthly country club dues and a $400 per month automobile allowance; and

●	the right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers.

The Bank’s agreements with Mr. Redcay and Mr. Patterson provide for:

●

terms of employment that do not obligate the Bank to employ the officers for any particular length of time and that may be terminated by the Bank for any reason at any time upon 90 days written notice in the case of Mr. Redcay’s Agreement and without notice in the case of Mr. Patterson’s Agreement;

●

annual base salaries (originally $151,200 for Mr. Redcay and $143,000 for Mr. Patterson) which are subject to review and periodic increase by the Bank’s Board, and, in the case of Mr. Redcay’s Agreement, a $150 per month automobile allowance; and

●	the right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers.

All three agreements contain other provisions under which payments and benefits will be provided to each executive officer, and that limit each officer’s ability to compete against the Bank, following termination of his employment under various circumstances, including termination following a change in control of the Bank. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Plan-Based Awards

We have two compensation plans under which stock options have been granted, or from time to time in the future may be granted, to our executive officers. They are our:

●	Employee Stock Option Plan (the “Old Plan”) which has expired but under which options to buy shares of our common stock previously have been granted and remain outstanding; and

●

Omnibus Stock Ownership and Long Term Incentive Plan (the “New Plan”) under which options have been granted and restricted stock, long-term incentive compensation units, stock appreciation rights and book value shares may be granted in the future.

Stock options give the officers to whom they are granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the fair market value of our stock as determined under the terms of the plans on the dates of grant. Options usually vest and become exercisable at intervals as to portions of the shares they cover based on a vesting schedule. They generally terminate immediately on the date of, or after a stated number of days following, the termination of an officer’s employment. Options may be granted as “incentive stock options” that qualify for special tax treatment under the Internal Revenue Code, or they may be “non-qualified stock options” that do not qualify for that special tax treatment.

In addition to stock options, the New Plan authorizes the grant of other types of awards, including restricted stock awards (conditional grants of shares of our common stock to officers subject to restrictions), long-term incentive compensation units (under which shares of our common stock and cash may be paid to employees based on the extent to which performance goals or criteria set by the Compensation Committee are achieved), stock appreciation rights (under which payments may be made to officers based on increases in the market value of a specified number of shares of our common stock during the term of the awards), and book value shares (under which payments may be made to officers based on increases in the book value of a specified number of shares of our common stock during the term of the awards). However, we have never granted any such other awards.

Stock options granted under the Old Plan and New Plan have not included any performance-based conditions. The price per share and vesting schedules of stock options are determined by our Board based on the recommendation of the Compensation Committee at the time they are granted. The Committee has used its own judgment in determining the levels of awards that it considers to be reasonable, and there are no specific measures or criteria on which the Committee has determined the amounts of stock options that have been granted to executive officers.

New Awards During 2009. The following table contains information about stock options granted during 2009 to our executive officers named in the Summary Compensation Table above.

GRANTS OF PLAN-BASED AWARDS DURING 2009

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards 1)

Charles T. Canaday, Jr.	01/20/2009	10,000	$7.25	$28,660

Christopher B. Redcay	01/20/2009	2,500	7.25	7,165

R. Craig Patterson	01/20/2009	2,500	7.25	7,165

(1)	The grant date fair value of the options have been calculated as of the grant date pursuant to FASB ASC Topic 178 based on the Black-Scholes option pricing model and assuming 30.13% volatility, a 2.4% risk-free rate of return, an expected annual dividend yield of 0%, and an expected life of 8 years.

Outstanding Stock Options. The following table contains information about all stock options held on December 31, 2009, by our executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2009 YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Stock options (Exercisable)	Number of Securities Underlying Unexercised Stock Options (Unexercisable)	Option Exercise Price	Option Expiration Date

Charles T. Canaday, Jr.	23,375	-0-	$10.29	12/23/2015
	-0-	10,000 (1)	7.25	01/20/2019

Christopher B. Redcay	12,375	-0-	7.78	07/15/2013
	-0-	2,500 (1)	7.25	01/20/2019

R. Craig Patterson	23,375	-0-	10.29	12/23/2015
	-0-	2,500 (1)	7.25	01/20/2019

(1)	The options became exercisable as to 20% of the covered shares on January 20, 2010, and the remaining 80% become exercisable in four equal annual installments beginning on January 20, 2011.

Retirement Benefits

The Bank has entered into Salary Continuation Agreements with Messrs. Canaday, Redcay and Patterson under which the Bank will pay an annual retirement benefit of $70,000 to the officers, in monthly payments, for their lifetimes following the termination of their employment on or after age 65.

Under generally excepted accounting principles, the Bank accrues a liability on its books each year for its obligation to each officer under his agreement. These accruals are in amounts such that, at each officer’s normal retirement age, his “accrual balance” will equal the then-current present value of the officer’s normal retirement benefits for his expected lifetime. Each officer’s accrual balance increases each year by a level principal amount, plus interest at an assumed discount rate. The discount rate for 2009 was 6.50%. It may be changed from time to time in the future to maintain the rate within reasonable standards under generally accepted accounting principles. An officer’s accrual balance at the time of any termination of employment prior to normal retirement age will be the amount accrued on the Bank’s books at that time for its liability to the officer.

If an officer’s employment terminates before age 65 for any reason other than death, termination for cause or following a change in control, the Bank will pay a reduced benefit to the officer for life in an amount calculated to fully amortize the officer’s accrual balance at the time of termination over a period beginning at the officer’s normal retirement age for his expected lifetime (taking into account interest on that balance during the payment period). Those payments will begin on the later of the first day of (1) the seventh month after termination of the officer’s employment, or (2) the month after the officer reaches age 65. In the case of termination as a result of an officer’s disability, payments will begin following the expiration of six months from the termination of the officer’s employment. If an officer dies while employed by the Bank, or following termination of his employment under circumstances such that he is entitled to a benefit under his Agreement, his or her beneficiaries would receive a lump-sum payment in an amount equal to the officer’s accrual balance at the time of death.

If, within 12 months following a “change of control” (as defined below) of our company or the Bank, an officer’s employment is terminated involuntarily without cause, or the officer terminates his own employment with “good reason” (as defined below), the Bank will be obligated to pay to the officer, in a lump sum, an amount equal to his projected accrual balance at age 65, without discount for the time-value of money. If a change in control occurs after an officer has begun receiving benefit payments, or following termination of his employment but before the commencement of benefit payments, the officer will be entitled to receive, in a lump sum, the amount of his remaining accrual balance.

An officer’s Agreement will terminate automatically, and his right to payments will be forfeited, if his employment is terminated for cause.

As defined in the agreements, a “change of control” will occur if, in general:

●	a person or group accumulates ownership of our or the Bank’s stock that amounts to more than 50% of the total fair market value or total voting power of all outstanding shares;

●	a majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our Board; or

●	a person or group acquires assets from us with a total gross fair market value exceeding 50% of the total fair market value of all of the Bank’s assets.

An officer will have “good reason” to terminate his own employment following a change in control if there is:

●	a material reduction in the officer’s base compensation, in his authority, duties or responsibility, or in the budget over which he has authority;

●	a material change in the geographic location at which the officer must perform services; or

●	a material breach by the Bank in any employment agreement between the officer and the Bank.

The following table shows the amount of the accrual balance on the Bank’s books at December 31, 2009, for its obligation to each of the named executive officers under his Salary Continuation Agreement.

Name	Accrual Balance (1)

Charles T. Canaday, Jr.	$146,386

Christopher B. Redcay	223,742

R. Craig Patterson	145,162

(1)	Each officer’s “accrual balance” reflects the total amount accrued by the Bank on its books for its liability to that officer for benefits under the officer’s agreement.

The following table lists the actual amounts of payments that would have been made to the named executive officers under their Salary Continuation Agreements if their employment had been terminated under the specified circumstances as of December 31, 2009.

Name	Monthly payment following termination at age 65 (1)	Monthly payment following termination or disability before age 65 (2)	Lump-sum payment following death (3)	Lump-sum payment following change in control (4)

Charles T. Canaday, Jr.	$5,833	$3,423	$146,386	$723,065
Christopher B. Redcay	5,833	2,967	223,742	723,065
R. Craig Patterson	5,833	3,450	145,162	723,065

(1)	Payment amounts assume termination of each officer’s employment on December 31, 2009, at age 65. Payments would be made monthly for life.
(2)	Reduced payments are payable for life following termination of employment before age 65 for any reason other than death, termination for cause, or termination following a change in control. Each officer’s payment amount in the table assumes termination of employment on December 31, 2009, and is the amount calculated to amortize the officer’s actual accrual balance on that date over a period beginning at age 65 and for his expected lifetime. Each officer’s payments would begin on the first day of the later of the seventh month following termination of his employment or of the month after he reaches age 65, or, in the case of disability, after six months following termination of his employment, and would be made monthly for life.
(3)	Each officer’s lump-sum payment amount equals his accrual balance on December 31, 2009.
(4)	A lump-sum payment would be made if, within 12 months following a change in control, an officer’s employment is terminated involuntarily without cause, or an officer terminates his own employment with good reason. Each officer’s lump-sum payment amount equals his currently projected accrual balance at age 65, without discount for the time value of money.

Potential Payments Upon Termination of Employment or a Change of Control

Under arrangements between the Bank and our officers named in the Summary Compensation Table above, the officers will receive payments and benefits from the Bank if their employment terminates under various circumstances. Those arrangements, and the payments each officer would receive following different termination events, are described in the following paragraphs.

Employment Agreements. The Employment Agreements between the Bank and Messrs. Canaday, Redcay and Patterson are described above under the caption “Employment Agreements.”

Under Mr. Canaday’s agreement, if his employment is terminated without cause, he will continue to receive his base salary for the remaining term of his agreement. Additionally, the Bank may elect to enforce a covenant contained in the agreement that would prohibit Mr. Canaday from competing against the Bank during a two-year restriction period described in the agreement following his termination (the “Covenant Not To Compete”). If the Bank does that, it will make additional monthly payments to Mr. Canaday for two years in an aggregate amount equal to two times his “Average Annual Total Cash Compensation” (which is defined in all the agreements as the average of the officer’s base salary plus cash bonuses for the three calendar years preceding the year in which the termination of his employment occurs).

If, within two years following a change in control of our company or the Bank:

●	Mr. Canaday’s employment is terminated without cause, or

●	he terminates his own employment with “good reason” (as defined below),

he will be paid an aggregate amount (payable in monthly payments for three years) equal to three times his Average Annual Total Cash Compensation. Those payments will be in lieu of any other payments under his agreement.

Under the agreements with Messrs. Redcay and Patterson, if, within two years following a change in control of our company or the Bank:

●	their employment is terminated without cause, or

●	they terminate their own employment with “good reason” (as defined below),

they will be paid an aggregate amount (payable in monthly payments for two years) equal to two times their Average Annual Total Cash Compensation.

The agreements with Messrs. Redcay and Patterson do not obligate the Bank to employ them for any particular period of time, so they are not entitled to any payments if their employment is terminated involuntarily by the Bank, with or without cause, other than as provided above following a change in control or, in the case of Mr. Redcay, unless such termination is without at least 90 days written notice. However, under Mr. Redcay’s agreement, if the Bank terminates his employment, it may elect to enforce the Covenant Not To Compete contained in his agreement. If the Bank does that, it will make monthly payments to Mr. Redcay for two years in an aggregate amount equal to two times his Average Annual Total Cash Compensation.

All three officers’ agreements provide that, in the case of a voluntary termination by them of their own employment without good reason following a change in control, the Bank may elect to enforce the Covenant Not To Compete contained in the agreements. If the Bank does that, it will make monthly payments to the officers for two years in an aggregate amount equal to two times their Average Annual Total Cash Compensation. The agreements with Messrs. Canaday and Redcay provide for similar payments following any voluntary termination when there has not been a change in control.

As defined in the agreements, a “change in control” will occur if:

●	a person or group accumulates ownership of our or the Bank’s stock that amounts to more than 50% of the total fair market value or total voting power of all outstanding shares;

●	a majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our Board; or

●	a person or group acquires assets from us with a total gross fair market value exceeding 50% of the total fair market value of all of the Bank’s assets.

Under the agreements, an officer will have “good reason” to terminate his own employment following a change in control if there is:

●	a material reduction in his base compensation, in his authority, duties or responsibilities, or in the budget over which he has authority;

●	a material change in the geographic location at which the officer must perform services; or

●	a material breach by the Bank in any employment agreement between the officer and the Bank.

Under the Covenant Not To Compete contained in the three agreements, while the officers receive payments under their agreements, they may not directly or indirectly compete with the Bank in any county where the Bank has an office, in any contiguous county or within a 15 mile radius. In addition, following any termination of their employment, the officers may not disclose or make use of any confidential information about the Bank’s business that they received during their employment.

The following table lists aggregate payments that would have been paid to the named executive officers under their Employment Agreements if their employment had terminated under various circumstances on December 31, 2009.

Type of Termination Event and Description of Payment	Mr. Canaday	Mr. Redcay	Mr. Patterson

Involuntary Termination Without Cause, Other Than After a Change in Control:

Base salary for remaining term of Employment Agreement	$555,833 (1)	-	-

Base salary for 90 days if termination is without prior written notice	-	$ 37,800	-

Payments if Covenant Not To Compete is enforced (2)	530,944	356,400	-(4)

Involuntary Termination Without Cause, or Voluntary Termination With Good Reason, After a Change in Control (3)	796,415	356,400	$348,500

Voluntary Termination Without Good Reason After a Change in Control:

Payments if Covenant Not To Compete is enforced (2)	530,944	356,400	348,500

Voluntary Termination Other Than After a Change in Control
Payments if Covenant Not To Compete is enforced (2)	530,944	356,400	- (4)

(1)	Reflects the aggregate amount of monthly payments that would be made during the remaining term of Mr. Canaday’s Employment Agreement (approximately 29 months on December 31, 2009).
(2)	Reflects the aggregate amount of monthly payments that would be made to each officer over a period of two years if the Bank elected to enforce the Covenant Not To Compete contained each officer’s Employment Agreement. These payments would not be made if the Bank did not make that election.

(3)	Reflects the aggregate amount of monthly payments that would be made to each officer over a period of three years in the case of Mr. Canady, and two years in the case of Messrs. Redcay and Patterson.
(4)	The Bank may not enforce the Covenant Not To Compete in the case of a termination of Mr. Patterson’s employment under these circumstances. As a result, no payments would be made.

Salary Continuation Agreements. Under the Salary Continuation Agreements described above, retirement benefits will be paid by the Bank to Messrs. Canaday, Redcay and Patterson for life following termination of their employment at or after age 65. Reduced payments will be made to them following a termination of their employment before age 65 under various circumstances. The terms of and the amounts of benefits that may be paid under those agreements are described above under the caption “Retirement Benefits.”

Omnibus Stock Ownership and Long Term Incentive Plan. In the event of a change in control transaction (as defined below), stock options granted under the New Plan will terminate if provision is not made in connection with the transaction for the options to be assumed by a successor company or otherwise to continue in effect. However, in any such event, the options will become immediately exercisable in full, without regard to any vesting schedule, and may be exercised on the date of the change of control, unless accelerating exercisability of the options would result in an excess parachute payment under Section 280G of the Internal Revenue Code. As defined in the agreements, a “change of control transaction” will occur if:

●	a person or group accumulates ownership of our or the Bank’s stock that amounts to more than 50% of the total fair market value or 35% or more of the total voting power of all outstanding shares;

●	a majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our Board; or

●	a person or group acquires assets from us with a total gross fair market value exceeding 40% of the total fair market value of all of the Bank’s assets.

On December 31, 2009, stock options held by our named executive officers remained unexercisable as follows: Mr. Canaday — 10,000 shares; Mr. Redcay — 2,500 shares; and Mr. Patterson — 2,500 shares. As a result, those options would have accelerated and become immediately exercisable if there had been a change in control transaction on that date.

Life Insurance Benefits. The Bank has purchased life insurance policies on the lives of each of our named executive officers, and has entered into an Endorsement Split-Dollar Agreement with each of them. The policies are owned by the Bank. Under the agreements, upon an officer’s death while he remains employed by the Bank, 80% of the “net death proceeds” of that officer’s policy will be paid to his designated beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits, including the full cash surrender value of the policy.

On December 31, 2009, the amount of the net death proceeds of the policies that would have been paid to each officer’s beneficiary following his death on that day was as follows: Mr. Canaday — $503,483; Mr. Redcay — $528,673; and Mr. Patterson — $482,720.

Under the Bank’s group life insurance plan that is available on the same terms to all full-time employees, each named officer is entitled to death benefits equal to his annual salary at the time of death. Benefits payable to each name officer’s beneficiary following his death on December 31, 2009, would have been as follows: Mr. Canaday — $230,000; Mr. Redcay — $151,200; Mr. Patterson — $143,000.

DIRECTOR COMPENSATION

General

Directors Fees. Our outside directors are compensated for their services as directors of the Bank, and they receive no additional cash compensation for their services as our directors. Mr. Canaday is compensated as an officer of the Bank, and he receives no additional compensation for his service as a director. The following table describes the Bank’s standard schedule of fees paid to our outside directors following our 2009 Annual Meeting.

Description	Amount

Monthly fee paid to the Chairman of the Bank’s Board	$1,600

Monthly fee paid to the Vice Chairman of the Bank’s Board	1,500

Monthly fee paid to Chairmen of the Audit and Loan Committees	600

Per diem fee for attendance at meetings of the Bank’s Board (1)	400

Per diem fee for attendance at Executive Committee meetings (1)	400

Per diem fee for attendance at other committee meetings (1) (2)	300

(1)	Our Chairman, Mr. Copland, and our Vice Chairman, Mr. Hornaday, do not receive additional fees for attendance at meetings of the Bank’s Board or its committees.
(2)	The Chairmen of the Audit and Loan Committees do not receive any additional fees for attendance at meetings of those committees.

Stock Options. At our 2008 Annual Meeting, our shareholders approved our 2008 Director Stock Option Plan (“Director Plan”), which authorizes grants of options from time to time to our directors to purchase shares of our common stock. Options generally are granted to directors for a stated term (ordinarily ten years) at a fixed price per share that is equal to the market value of our stock on the date the option is granted, and the options may include terms that provide for options to “vest,” or become exercisable, at intervals over a period of time. The Director Plan authorizes the issuance of an aggregate of up to 250,000 shares of our common stock upon the exercise of stock options granted under the Plan. Unless sooner terminated, the Director Plan will continue in effect until May 27, 2018, but our Board may at any time amend or terminate it.

New Awards During 2009. During 2009, we granted stock options under the Director Plan to each of our outside directors. The following table contains information about those options.

GRANTS OF PLAN-BASED AWARDS DURING 2009

Name	Grant Date	Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)

Dexter R. Barbee, Sr.	01/20/2009	7,500	$7.25	$21,645
H. Thomas Bobo	01/20/2009	2,500	7.25	7,165
Thomas E. Chandler	01/20/2009	7,500	7.25	21,645
James R. Copland III	01/20/2009	7,500	7.25	21,645
James B. Crouch, Jr.	01/20/2009	2,500	7.25	7,165
John Anthony Holt, Sr.	01/20/2009	2,500	7.25	7,165
F. D. Hornaday III	01/20/2009	7,500	7.25	21,645
Teena M. Koury	01/20/2009	2,500	7.25	7,165
John H. Love	01/20/2009	7,500	7.25	21,645
James B. Powell	01/20/2009	2,500	7.25	7,165
John K. Roberts	01/20/2009	7,500	7.25	21,645
James H. Smith, Jr.	01/20/2009	2,500	7.25	7,165
Robert A. Ward	01/20/2009	7,500	7.25	21,645
George C. Waldrep, Jr.	01/20/2009	2,500	7.25	7,165

(1)	The options were exercisable as to all of the covered shares on the date of grant and expire on January 20, 2019.
(2)	Reflects the grant date fair value, as computed under FASB ASC Topic 178, of stock options granted to each director during the year. A discussion of material assumptions made in our valuation of outstanding stock options is contained in Notes B and L to our consolidated financial statements.

Director Compensation for 2009

The following table summarizes the compensation received by our outside directors for 2009.

2009 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)	Total
Dexter R. Barbee, Sr.	$11,550	$21,645	$33,045
H. Thomas Bobo	9,500	7,165	16,665
Thomas E. Chandler	14,300	21,645	35,795
James R. Copland III	19,200	21,645	40,695
James B. Crouch, Jr.	7,700	7,165	14,865
John Anthony Holt, Sr.	13,100	7,165	20,265
F. D. Hornaday III	18,000	21,645	39,495
Teena Marie Koury	5,800	7,165	12,965
John H. Love	9,850	21,645	31,345
James B. Powell	4,800	7,165	11,965
John K. Roberts	15,900	21,645	37,395
James H. Smith, Jr.	7,900	7,165	15,065
Robert A. Ward	13,200	21,645	34,695
George C. Waldrep, Jr.	9,150	7,165	16,315

(1)	Mr. Canaday is not listed in the table. He is compensated as an officer and employee of the Bank and receives no separate compensation for his service as a director.

(2)	In addition to fees paid under the standard arrangement described above, Messrs. Barbee, Love and Waldrep each serve on our local advisory boards. The amount listed for each of them includes $250 for attendance at meetings of those groups during 2009.
(3)	Reflects the grant date fair value, as computed under FASB ASC Topic 178, of stock options granted to each of the directors during the year. A discussion of material assumptions made in our valuation of outstanding stock options is contained in Notes B and L to our consolidated financial statements. On December 31, 2009, our outside directors held stock options covering the following aggregate numbers of shares: Messrs. Barbee, Chandler, Love, Roberts, and Ward — 12,500 shares each; Messrs. Bobo, Holt, Powell, Smith and Ms. Koury — 7,500 share each; Messrs. Crouch and Waldrep — 5,000 shares each; and Messrs. Copland and Hornaday — 17,500 shares each.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Nominating and Corporate Governance Committee, on an ongoing basis, will review and approve certain transactions, arrangements or relationships in which we or the Bank are a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our voting stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

●

any transactions, arrangement or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments) (“Related Person Transactions”); and

●

any other transactions, arrangements or relationships in which the dollar amount involved exceeds or will exceed an aggregate of $20,000 (including all periodic payments) and that would fall in the first category above except for their amount being less than the $120,000 dollar threshold specified above (“Other Transactions”).

The Committee will review and pre-approve Related Person Transactions, and Other Transactions will be reported to the committee but need not be pre-approved. In the case of ongoing arrangements or relationships under which we or the Bank regularly obtain products or services related to our business operations, the Committee need not approve each separate transaction, but will review and approve each new arrangement or relationship and then monitor transactions on an ongoing basis. The transactions covered by the policy generally include loans, but the policy does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations relating to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the provision of services by the Bank as a depositary of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers, or to an immediate family member of a related person, that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee.

In its review of Related Person Transactions, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

●	has been or will be agreed to or engaged in on an arm’s-length basis,

●	is or will be on terms that are fair and reasonable to us or the Bank, and

●	is in our or the Bank’s best interests.

Related Person Transactions During 2009

There were no transactions during 2009 with our related persons that were required to be approved by our Nominating and Corporate Governance Committee. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, principal shareholders, and our other related persons. All loans included in those transactions during 2009 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

We are not aware of anyone who owned, beneficially or of record, 5% or more of our outstanding common stock on the Record Date for the Annual Meeting.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and certain named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Dexter R. Barbee, Sr.	54,354	1.10%
H. Thomas Bobo	52,766	1.07%
James B. Crouch, Jr.	114,883	2.33%
Charles T. Canaday, Jr.	62,745	1.27%
Thomas E. Chandler	108,121	2.19%
James R. Copland III	111,410	2.26%
John Anthony Holt, Sr.	25,415	0.52%
F. D. Hornaday III	67,610	1.37%
Teena Marie Koury	44,859	0.91%
John H. Love	37,643	0.76%
R. Craig Patterson	86,545	1.75%
James B. Powell	89,543	1.82%
Christopher B. Redcay	33,129	0.67%
John K. Roberts	78,359	1.59%
James H. Smith, Jr.	36,532	0.74%
Robert A. Ward	65,280	1.32%
George C. Waldrep, Jr.	6,400	0.13%
All current directors and executive officers as a group (17 persons)	1,075,594	21.14%

(1)

Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares with respect to which individuals named and included in the group have shared voting and investment power: Mr. Bobo - 14,633 shares; Mr. Crouch - 18,520 shares; Mr. Chandler - 8,167 shares; Mr. Copland - 4,490 shares; Mr. Holt - 16,332 shares; Mr. Hornaday - 6,282 shares; Mr. Patterson - 40,837 shares; Mr. Powell - 85,043 shares; Mr.

Roberts - 14,290 shares; Mr. Smith - 15,305 shares; Mr. Ward - 55,780 shares; all current directors and executive officers as a group - 279,679 shares. The listed shares also include the following numbers of shares that could be acquired by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power only: Messrs. Barbee, Chandler, Love, Roberts, and Ward - 9,500 shares; Messrs. Bobo, Holt, Powell, Smith, and Ms. Koury - 4,500 shares; Messrs. Crouch, and Waldrep - 3,000; Messrs. Copland and Hornaday - 11,500 shares; Mr. Redcay - 12,875 shares; Mr. Canaday - 23,375 shares; Mr. Patterson - 23,874 shares; and all current directors and executive officers as a group - 161,124 shares. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. Holt - 2,471 shares.
(2)	Percentages are calculated based on 4,927,828 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during 2009.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2010. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2010 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “For” Proposal 2. To be approved,

the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2009 and 2008

Except as described below, under its current procedures the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the case of tax services and other permissible non-audit services, the Committee has delegated authority to its Chairman to pre-approve services between Committee meetings. Any approval of services by the Chairman is communicated to the full Committee at its next regularly scheduled meeting. The Committee also may authorize management to obtain tax services from our accountants from time to time during the year up to a specified aggregate amount of fees. Requests for advice in addition to that amount would require further approval.

As our independent accountants for 2009 and 2008, Dixon Hughes PLLC provided us with various audit and other services for which we and the Bank were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2009 did not affect its independence.

The following table lists the aggregate amounts of fees paid, or that we expect to pay, to Dixon Hughes PLLC for audit services for 2009 and 2008, and fees paid for other services they provided during 2009 and 2008.

Type of Fees and Description of Services	2009	2008

Audit Fees, including fees for audits of our consolidated financial statements, reviews of our condensed interim consolidated financial statements included in our quarterly reports,	$152,700	$118,200

Audit-Related Fees, including consultation regarding internal controls	-0-	2,420

Tax Fees, including fees for preparation of our tax returns.	11,400	11,015

All Other Fees	-0-	-0-

PROPOSALS FOR 2011 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at our 2011 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than December 24, 2010, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2011 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at our address listed below no later than March 9, 2011, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at an Annual Meeting at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or, subject to the conditions described below, by any shareholder who is entitled to vote at the meeting, To be eligible for consideration at an Annual Meeting, a shareholder’s nomination must be delivered in writing to our Corporate Secretary at our address listed below:

●	by the close of business on the 10th day following the date we mail notice of the Annual Meeting to our shareholders if that mailing is made fewer than 60 days prior to the Annual Meeting; or

●	not less than 50 nor more than 90 days prior to the Annual Meeting if we mail notice of the Annual Meeting to our Shareholders 60 or more days prior to the meeting.

The notices described above should be mailed to:

MidCarolina Financial Corporation

Attention: Corporate Secretary

3101 South Church Street

Burlington, North Carolina 27215

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information, including proxy statements, annual reports, quarterly reports and current reports, with the Securities and Exchange Commission. The Bank’s Internet website (www.midcarolinabank.com) contains a link to the Securities and Exchange Commission’s website (www.sec.gov) where you may review information that we file electronically with the Commission.

A copy of our 2009 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being mailed to our shareholders with this proxy statement.

INSTRUCTION: Read our proxy statement before you vote by proxy. Then, to ensure that your shares are represented and that a quorum is present at the Annual Meeting, we ask that you appoint the Proxies named below to vote your shares for you, whether or not you plan to attend the meeting. You can do that in either of the two ways described in the instructions on the reverse of this proxy card.

APPOINTMENT OF PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Charles T. Canaday, Jr., F. D. Hornaday III and John H. Love (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of MidCarolina Financial Corporation (the “Corporation”) held of record by the undersigned on March 31, 2010, at the Annual Meeting of the Corporation’s shareholders (the “Annual Meeting”) to be held at the Best Western Burlington Inn located at 770 Huffman Mill Road, Burlington, North Carolina, at 10:00 a.m. EDT on Tuesday, May 25, 2010, and at any adjournments of the meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS. Election of five directors for three-year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD authority to vote for all nominees listed below

Nominees:       James R. Copland III; John (Tony) A. Holt, Sr.; John K. Roberts; Robert A. Ward; George C. Waldrep, Jr.

Instruction:    To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2.	INDEPENDENT ACCOUNTANTS. Proposal to ratify the Audit Committee’s appointment of the Corporation’s independent accountants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposal 2. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated: , 2010
Signature

Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears at the top of this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

VOTING BY PROXY

Read our proxy statement before you vote by proxy. Then, to ensure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you, whether or not you plan to attend the meeting. You can do that in either of the following two ways.

VOTING BY PROXY CARD

You can mark and sign the proxy card on the reverse side of these instructions and fold and return this entire sheet in the enclosed postage-prepaid envelope.

OR

VOTING BY INTERNET

You can go to the Internet website (http://www.midcarolinabank.com/proxy). When you are prompted for your “control number,” enter the number printed just above your printed name at the top of the proxy card and then follow the instructions you will be given. You need not sign and return a proxy card. The authority you will be giving the Proxies is described in the proxy card and in our proxy statement for the Annual Meeting. You should note that you may vote by Internet only until 5:00 p.m. EDT on May 24, 2010, which is the day before the Annual Meeting date. This is a “secured” website. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.